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                                                                    EXHIBIT 10.5

Mr. Richard Heaps
30 Evans Court
Alameda, California 94501

RE:  EMPLOYMENT TERMS

Dear Mr. Heaps:

Clarent Corporation (hereinafter, the "Company" or "Clarent") is pleased to offer you the position of Chief Operating Officer and General Counsel, on the following terms, effective as of August 1, 1998.

You will report to the President and Chief Executive Officer of the Company and shall have responsibility for finance, accounting, legal, marketing, operations/controls, manufacturing and distribution, management of information systems, human resources and administration of the Company. You shall also be appointed and serve as the Company's Chief Financial Officer and Secretary. In addition, you will assist the President and Chief Executive Officer in setting long term business direction, developing financial plans and measurements, developing products, positioning and pricing products, establishing strategic alliances, investigating acquisitions and other duties as may be mutually agreed upon from time to time. As an executive officer of the Company, you will be invited to attend meetings of the Company's Board of Directors as appropriate, subject to the Board's discretion. You will work at our facility located at 850 Chesapeake Drive, Redwood City, California.

Subject to the reasonable prior approval of the President and Chief Executive Officer, you may act as a director of any profit or nonprofit corporation and engage in other business activities, so long as such activities are not competitive with the Company, do not materially detract from the performance of your duties or present a conflict with your fiduciary duties to the Company. The Company acknowledges that your activities related to your previous employer, Centura Software Corporation and its related litigative activities are expressly included within the scope of such permitted activities, subject to the foregoing limitations.

SALARY AND BENEFITS: Your compensation will be $180,000 per year, less payroll deductions and all required withholdings. You will be paid semi-monthly and you will be eligible for the following standard Company benefits: medical insurance, vacation, sick leave, holidays. Details about these benefit plans are available for your review. The Company may modify compensation and benefits from time to time as it deems necessary, but may not reduce your compensation or benefits without your prior written approval. You will also be reimbursed for expenses in accordance with the Company's standard expense reimbursement policy.

BONUS: You will be eligible for a performance based bonus to be paid quarterly. The target amount for such bonus shall be $40,000 in the aggregate during the first year. This target amount shall be reviewed and reset by you and the Company's management, for subsequent years.

INCENTIVE STOCK OPTION: You will receive an incentive stock option to purchase Two Hundred Thousand (200,000) shares of the Company's Common Stock (the "Shares"), subject to vesting as follows (assuming your continued employment by the Company): Twenty-five percent (25%)

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of the Shares shall vest on August 1, 1999, with the balance of the Shares vesting ratably on a monthly basis for the next thirty-six (36) months. The exercise price for the option will be the fair market value of the Company's Common Stock on the date the board approves your stock option grant. In the event of termination of your employment, the period during which you must exercise any vested options shall be ninety (90) days following the date of termination.

ACCELERATION OF OPTION VESTING UPON CHANGE IN CONTROL: In the event that your employment is terminated without Cause (as defined herein) or Constructively Terminated (as defined herein) within eighteen (18) months following a Change in Control (as defined herein), vesting of all outstanding options held by you shall be accelerated so that (i) if such termination without Cause or Constructive Termination occurs on or prior to August 1, 1999, Fifty Percent (50%) of such options will be immediately vested in full and the balance of such options shall vest according to the schedule set forth in the relevant option grant document(s); (ii) if such termination without Cause or Constructive Termination occurs after August 1, 1999 and on or prior to August 1, 2000, Seventy-five Percent (75%) of such options will be immediately vested in full and the balance of such options shall vest according to the schedule set forth in the relevant option grant document(s); and (iii) if such termination without Cause or Constructive Termination occurs after August 1, 2000, all such options will be immediately vested in full.

For the purposes of this letter, the occurrence of any of the following events shall constitute a "Change in Control":

     (A) there shall be consummated (X) any consolidation or merger of the Company with another corporation or entity and as a result of such consolidation or merger less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the shareholders of the Company, other than affiliates (within the meaning of the Securities Exchange Act of 1934, as amended) or any party to such consolidation or merger, as the same shall have existed immediately prior to such consolidation or merger; or (Y) any sale, lease, exchange or other transfer (or in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or

     (B) the shareholders of the Company shall have approved any plan or proposal for the liquidation or dissolution of the Company; or

     (C) any "person" (as such term is used in the Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than any person affiliated with any current director or officer, shall have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of fifty percent (50%) or more of the Company's outstanding common stock, without the prior approval of the Board; or

     (D) a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, shall have occurred.

PERIODIC REVIEW: The Company shall review your base salary, bonus, stock options and additional benefits then being provided to you not less frequently than every twelve (12) months. Following such review, the Company may, in its discretion, increase your base salary, bonus,

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stock options and additional benefits.

SEVERANCE: If your employment is terminated (or Constructively Terminated) by the Company without Cause (as defined herein), you shall be entitled to receive severance compensation as follows. If such termination occurs on or prior to August 1, 1999, you shall be entitled to receive the cash equivalent of three months' salary. If such termination occurs after August 1, 1999 and on or prior to August 1, 2000, you shall be entitled to receive the cash equivalent of six months' salary. If such termination occurs after August 1, 2000, you shall be entitled to receive the cash equivalent of twelve (12) months' salary. All such severance payments shall be made by the Company either in one or more lump sum payments or in installments, in the Company's sole discretion.

TERMINATION FOR CAUSE: For the purposes of this offer letter, "Cause" shall mean the determination of the Company, based upon its objective reasonable belief, that you have committed one or more of the following: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) willful material breach of the Company's policies; (iv) intentional damage to the Company's property; and (v) material breach of the terms of any agreement between you and the Company. Notwithstanding the foregoing, you shall not be terminated for cause pursuant to the clauses above, unless and until you have received notice of the proposed termination for cause including details on the basis for such termination and have had an opportunity to be heard before at least a majority of members of the board of directors of the Company. You shall be deemed to have had such an opportunity if written or telephone notice is given at least thirty
(30) days in advance of a meeting of the board of directors.

CONSTRUCTIVE TERMINATION: For the purposes of this offer letter, "Constructive Termination" shall mean that you voluntarily terminate your employment after any of the following are undertaken without your express written consent: (i) the assignment to you of any duties or responsibilities which result in any diminution or adverse change of your position, status or circumstances of employment; or any removal of you from or any failure to re-elect you to any of such positions, including, but not limited to, your membership on the Company's Board of Directors (if applicable), except in connection with the termination of your employment for Cause, death, disability, retirement, or any other voluntary termination of your employment other than a Constructive Termination; (ii) a material reduction by the Company of your annual base salary, bonus and/or additional benefits as reasonably determined by you; (iii) the Company's relocation of you, or the Company's principal executive offices, to a location more than twenty-five (25) miles from the location at which you are then performing your duties, except for an opportunity to relocate which is accepted by you in writing; or (iv) any material breach by the Company of any employment agreement with you.

AT-WILL EMPLOYMENT: You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.

COMPANY POLICIES; PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT: As a Clarent employee, you will be expected to abide by Company rules and regulations, acknowledge in

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writing that you have read the Company's Employee Handbook, and sign and comply with the attached Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of the Company's proprietary information.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. In the performance of your duties for the Company, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

In addition, we have discussed in detail the job duties which you will be required to perform for the Company. You have provided assurances that in performing these duties, you will not be required to either use or disclose proprietary information belonging to any former employer. Please let your manager know immediately if you ever are asked to perform any duties which you believe would require you to use or disclose any such information.

ARBITRATION: Any dispute, controversy or claim arising out of or in respect of this letter agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter hereof shall, at the request of either party, be settled by binding arbitration in the State of California in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The parties shall have rights to discovery as provided in section 1283.05 of the California Code of Civil Procedure. The prevailing party in any such matter shall recover all of its costs and expenses, including reasonable attorney's fees.

NO THIRD-PARTY BENEFICIARIES: This letter agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

CITIZENSHIP: As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

SUCCESSION AND ASSIGNMENT: This letter agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this letter agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other party.

COUNTERPARTS: This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

NOTICES: All notices, requests, demands, claims, and other communications required or permitted hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given upon receipt if given by facsimile, courier, or personal delivery, or, if (and then two business days after) it is sent by registered or certified

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mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the address set forth in this letter agreement. Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving notice in the manner herein set forth.

GOVERNING LAW: This letter agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California as applied to California residents, without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

AMENDMENTS AND WAIVERS: No amendment of any provision of this letter agreement shall be valid unless the same shall be in writing and signed by you and the Company. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

SEVERABILITY: Any term or provision of this letter agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

ENTIRE AGREEMENT: This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written.

Please sign and date this letter, and return it to me at your earliest convenience prior to September 1, 1998, if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to commence working full-time on site on September 9, 1998, with an effective date of this Agreement (for the purposes of salary and benefits accrual) set at August 1, 1998.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,


/s/ Jerry Chang
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Jerry Chang
President and Chief Executive Officer

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ACCEPTED:

/s/ Richard Heaps
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Richard Heaps

Date:  August 28, 1998

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